Exhibit 10.3

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this Agreement') as of August 19th . 2010 between LA_ Consulting, Inc, David Zazoff, Managing Director, 116 West 23rd ("ZA") and Car Charging Group, Inc. a Nevada corporation (`CCGI"). AU parties to this Agreement are collectively hereinafter known as (the "Parties").

1.0    BACKGROUND

1.1    On January 1st, 2010, CCGI entered into a consulting agreement (the investor

Relations Consulting Agreement') with ZA, for ZA to provide investor relations consulting services to CCG1 in consideration for a monthly retainer of $75,000 (the "Retainen,reimbursement of out-of-pocket expenses by ZA and 100.000 shares of restricted common stock per month_

1.2    ZA, under the Investor Relations Consulting Agreement, hereby demand (the 'Demand) payment of the accrued Retainer and accrued shares of common stock which CCG1 objects to.

1.3    Without admission, including liability, and to avoid the time, cost, and uncertainty of litigation, ZA and CCGI. for sufficient consideration, including the mutual covenants in this Agreement, intend to fully and finally compromise and settle all claims between them to the date of this Agreement, all as more particularly hereinafter provided.

2.0    SETTLEMENT

2.1    With this Agreement. ZA agrees to immediately terminate and cancel the Investor Relations Consulting Agreement and its Demand, effective upon execution hereof. as payment in full and final settlement for any claims CCGI may have against ZA.

2.2    With this Agreement, CCGI agrees to pay and promptly deliver 300,000 shares of restricted shares of its common stock to ZA as payment in full and final settlement for any claims ZA may have against CCGI. It is agreed that these shares were to be issued before June 1, 2010 and the holding period should be accounted for as vested before May 1. 2010_ Additionally, CCGI agrees to pay ZA $12,500 immediately and an additional $12,500 within 30 days of the execution of this agreement for Public Relation (' PR") and Investor Relations ("IR') expenses provided, however, that each such payment for PR and IR by CCGI shall be matched by ZA. It is expressly acknowledged and agreed that ZA's requirement to provide matching payment for an aggregate total of $25,000.00 is a material inducement for CCGI to enter this Settlement Agreement and shall be a material default hereunder by ZA. Furthermore, if ZA fails to supply CCGI with proof of its matching payment made in conjunction with the initial $12,500.00 payment hereunder, CCGI, in addition to any other remedies available, shall be relieved of any and all responsibility to make the second $12,500.00 payment hereunder..

3.0    RELEASE
In consideration of the dismissal by ZA of its Demand, cancellation of the Consulting Agreement by ZA, dismissal of any demands CCGI may have against ZA, and payment by CCGI to ZA of three hundred thousand (300.000) restricted shares of its common stock and payment by each party of $25,000 for PR/IR services, the Parties, for themselves, their heirs, and their assigns, hereby mutually release all claims which they may have against the other, their respective heirs and assigns, which claims arise from occurrences to the date of this Agreement, and any and all other claims, matured or un-matured, which claims arise from occurrences to the date of this Agreement.

4.0    REPRESENTATIONS

4.1    As a material inducement to ZA's entry into this agreement. CCGI unconditionally represents that at the signing of this Agreement and delivery of any documents hereunder:

(a)   this Agreement and all other agreements delivered in connection with this Agreement have been or will be duly executed by and delivered by CCGI and are valid and binding agreements of CCGI;

(b)   execution and delivery of this Agreement and all other documents delivered in connection herewith will not conflict with or result in a breach of any of the terms, conditions, or provisions of or constitute a default under any other agreement or instrument to which CCGI is a party or by which CCGI is bound by any law, statute, regulation. rule, order, writ, injunction. or degree of any governmental instrumentality or court:

(c)   CCGI has complete and unrestricted power to sell. transfer, assign, and deliver to the other the interests and release under this and other documents delivered hereunder;

(d)   CCGI has not previously assigned any claim or interest relating to CCGI' claims and interests it may have against ZA hereunder: and

4.2    As a material inducement to CCGI' entry into this Agreement, ZA, unconditionally represents that at the signing of this Agreement and delivery of any documents hereunder:

(a)   this Agreement and all other agreements delivered in connection with this Agreement have been or will be duly executed by and delivered by ZA and are valid and binding agreements of ZA:

(b)   execution and delivery of this Agreement and all other documents delivered in connection herewith will not conflict with or result in a breach of any of the terms, conditions, or provisions of or constitute a default under any other agreement or instrument to which ZA is a party or by which ZA is bound by any law, statute, regulation, rule, order, writ, injunction, or degree of any governmental instrumentality or court;

(c)   ZA has complete and unrestricted power to sell, transfer, assign, and deliver to the other the interests and release under this and other documents delivered hereunder; and

(d)   ZA has not previously assigned any claim or interest relating to ZA's claims and interests in the Demand.

4.3    The parties shall hold each other harmless and indemnify each other from liability and loss from, and the cost of defense (including without limitation. reasonable attorneys' and accountants' fees) of claims arising from breach. failure, or falsity of representations and warranties in this Agreement, or from the claims of third parties brought over one of the parties against another in connection with the subject matter of this Agreement.

5.0    GENERAL CONDITIONS

5.1    This Agreement shall be governed and construed in accordance with the laws of the State of Florida, enforcement of which by Demand on claims arising from breach, failure. or falsity of representations and warranties as provided for by Section 4 of this agreement, shall entitle the successful party to reasonable attorneys' and accountants' fees, and is payable and performable in Miami-Dade County, Florida.

5.2    The terms of this Agreement are confidential and neither party may disclose the terms of this Agreement or of the Parties' settlement of these Demands. To any inquiry regarding these Demands, this Agreement, or the Parties' settlement, the Parties' shall respond 'settled to our mutual satisfaction'.

5.3    The obligations of the parties under this Agreement shall survive the execution and delivery of this Agreement.

5.4    This Agreement is binding on and inures to the benefit of the parties hereto and their respective heirs. successors, and assigns.

5.5    The Parties shall execute any additional documents that are reasonably necessary to effectuate or evidence the terms of this Agreement.

5.6    The provisions of this Agreement comprise all the terms. conditions, agreements, and representations of the parties hereto respecting the subject matter of this agreement which can be modified or amended only in writing signed by the parties.

5.7    This agreement may be executed and evidenced in counterparts.

SIGNED as of the date first noted above.

/s/ David Zazoff
Z.A. Consulting, LLC
David Zazoff, Managing Director

/s/ Michael Farkas
Car Charging Group, Inc
Michael Farkas, CEO